TEMPLETON GLOBAL INCOME FUND, INC.
                 Annual Meeting of Shareholders, March 4, 2002

An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 E. Broward Blvd., Ft. Lauderdale, Florida, on March 4, 2002. The purpose of the meeting was to elect three Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the
Fund: Edith E. Holiday, Gordon S. Macklin and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of three (3) Directors:

                                                % OF          % OF                          % OF        % OF
                                            OUTSTANDING      VOTED                      OUTSTANDING    VOTED
  TERM EXPIRING 2005:              FOR         SHARES        SHARES        WITHHELD        SHARES      SHARES
--------------------------------------------------------------------------------------------------------------
  Edith E. Holiday ............ 99,161,674     90.77%        98.29%        1,729,302        1.58%      1.71%
  Gordon S. Macklin ........... 99,225,748     90.83%        98.35%        1,665,228        1.52%      1.65%
  Constantine D. Tseretopoulos  99,022,561     90.64%        98.15%        1,868,415        1.71%      1.85%

* HARRIS J. ASHTON, NICHOLAS F. BRADY, FRANK J. CROTHERS, S. JOSEPH FORTUNATO, ANDREW H. HINES, JR., CHARLES B. JOHNSON, BETTY P. KRAHMER AND FRED R. MILLSAPS ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.